Exhibit 99.1

NEWS RELEASE

Contact:	Alan Hill
SI International
703-234-6854
alan.hill@si-intl.com

SI International Raises Guidance for Second Quarter and Full Year 2005

Revenue, Net Income and EPS Expected to Exceed High End
of Previous Second Quarter Guidance Estimate

RESTON, VIRGINIA – May 19, 2005 – SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced that financial results for the quarter ending June 25, 2005 are expected to exceed previously provided guidance.  Based on current trends, the Company is forecasting that revenues for second quarter fiscal year 2005 (FY05) will be between $92 and $94 million, ahead of previous guidance range of $88 to $92 million provided on April 26, 2005.  SI International also anticipates that its net income for second quarter FY05 will be between $3.5 and $3.7 million, compared to previous guidance range of $3.3 to $3.5 million.  Fully diluted earnings per share are expected to range from $0.30 to $0.32 as compared to prior guidance range of $0.28 to $0.30.  For full year FY05, revenue is expected to be between $385 and $390 million; net income is forecasted to be $15.5 million or better; and, earnings per share are anticipated to be $1.32 or better.

“This is shaping up to be another record quarter for SI International, as we anticipate exceeding our previous financial guidance and delivering stronger performance during the second quarter of 2005,” said Ray Oleson, Chairman and CEO of SI International.

The higher financial guidance for the second quarter FY05 is due primarily to an unanticipated increase in demand under the existing National Visa Center (NVC) contract.  “With the recently announced extensions of our National Visa Center contract, we are forecasting greater than expected revenues in the second quarter and are raising our guidance for the quarter and full year 2005,” said Brad Antle, President and Chief Operating Officer of SI International.  “Transition activities and growth opportunities related to the potential new award are expected to occur later than we had originally anticipated.”

SI International plans to release its second quarter earnings results during the last week of July.

The table summarizes the revised guidance ranges for second quarter and full year 2005.  The Company projects annual organic growth of 10 to 15 percent for fiscal year 2005.  Investors are reminded that actual results may differ from these estimates for the reasons described in our filings with the Securities and Exchange Commission.

	Q2 2005	Full Year 2005
Revenue	$92 – 94 million	$385 – 390 million
Net income	$3.5 – 3.7 million	$15.5 million or better
Diluted earnings per share	$0.30 – 0.32	$1.32 or better

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About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the Federal government.  The company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations that assist clients in achieving their missions.  SI International is ranked as the 49th largest Federal Prime IT Contractor by Washington Technology and has over 3,700 employees.  More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  These forward-looking statements involve a number of risks and uncertainties, which are described in SI International, Inc.’s filings with the Securities and Exchange Commission.  These risks and uncertainties include: differences between authorized amounts and amounts received by SI International, Inc. under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; SI International, Inc.’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.  The actual results may differ materially from any forward-looking statements due to such risks and uncertainties.  SI International, Inc. undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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